Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of October 5, 2023 (the “Effective Date”), by and between Karat Packaging, Inc. (together with its successors and assigns, the “Company”), and Daniel Quire (hereinafter “Quire” or referred to as “You,” “your” or “yours”).

RECITALS

WHEREAS, the Company desires to employ Quire, and Quire desires to be employed by the Company, as the Company’s Chief Revenue Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Duties and Scope of Employment.

a.	Position. The Company hereby agrees to employ Quire in the position of Chief Revenue Officer, and Quire hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in this position and such additional duties commensurate with the position as may be assigned or delegated to you. You will act in the best interests of the Company during your employment and will comply with the fiduciary duties and duty of loyalty during your employment with the Company. This is a full-time, exempt position.

b.	Principal Work Location. Your principal office, and principal place of employment, shall be at the Company’s offices in 3201 Capital Boulevard, Rockwall, TX 75032; provided that you may be required under business circumstances to travel outside of such location in connection with performing your duties under this Agreement.

c.	Obligations to the Company. You agree to devote your full business efforts, energies, and skill to the discharge of the duties and responsibilities attributable to your position and, except as set forth herein, agrees to devote all of your professional time and attention to the business and affairs of the Company. Without express written consent of the Company’s Chief Executive Officer, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor, board member, or partner of any other person or entity or, except as set forth on Attachment A, own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may (i) serve on corporate, civic, or charitable boards or committees, including the corporate boards on which you currently serves as set forth on Attachment A; (ii) continue to provide advisory services to the entities set forth on Attachment A; or (iii) deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments, in the case of each of clauses (i), (ii), and (iii) of this sentence, without such advance written consent; provided that such activities do not individually or in the aggregate interfere with the performance of your obligations and duties hereunder. You will be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Your violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

d.	No Conflicting Obligations. You represent and warrant that you are under no contractual or other obligations or commitments that are inconsistent with your obligations under this Agreement, including but not limited to any restrictions that would preclude you from providing services or fulfilling your duties to the Company. In connection with your employment, you will not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person or entity has any right, title, or interest. You further represent and warrant that your employment will not infringe or violate the rights of any other person or entity. You further represent and warrant that you have not removed or taken and will not remove or take any confidential documents or proprietary data or materials of any kind with you from any former employer to the Company without written authorization from that employer. You are hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

e.	Term. Quire’s term of employment by the Company under this Agreement shall be for a period of one (1) year, commencing on the Effective Date and subject to earlier termination as provided in Section 5 (the “Initial Term”). This Agreement shall be deemed to be automatically extended at the conclusion of Initial Term, under the same terms and conditions, unless those conditions are otherwise changed by the Company, for successive periods of one year (each, a “Renewal Term”), unless either party provides written notice of its intention not to extend the Employment Term at least 60 days’ prior to the conclusion of the Initial Term or a Renewal Term (as the case may be) and subject to earlier termination as provided in Section 5 hereof. When used herein, the term “Employment Term” shall mean the Initial Term together with any Renewal Term (if any). The Company reserves the right to change existing conditions or impose new conditions on this Agreement at any time, provided that those terms comply with applicable federal and state law. Despite the use of the word “Term” and any automatic renewal described in this subsection 1(e), Quire’s employment with the Company is at will, and the Company expressly reserves the right to terminate Quire’s employment at any time, with or without notice, and with or without cause.

2. Compensation.

a.	Salary. The Company shall pay you as compensation for your services an annual base salary, currently $250,000 (the “Salary”), payable in accordance with the Company’s standard payroll procedures. The Salary is determined by the Compensation Committee of the Board of Directors (“Compensation Committee”) and is subject to change at any time during the Employment Term. The Compensation Committee Board will automatically review the Salary for the following calendar year and will notify you of any changes prior to the first day of the following calendar year. The Compensation Committee’s automatic review does not in any way limit the Company’s ability to adjust the Salary at any time. This is an exempt position, which means that the Salary is intended to compensate Quire for all hours worked, and Quire will not be eligible for overtime pay or other certain rights afforded by state and federal law.

b.	Bonus. The Compensation Committee retains the right in its sole discretion to issue an annual bonus, if any, to Quire.

c.	Annual RSU Grant. Subject to the approval of the Company’s Compensation Committee, the Company will grant Quire restricted stock units (“RSUs”) pursuant to the Company’s Stock Incentive Plan. Any grant of RSUs shall be pursuant to separate Restricted Stock Award Agreement.

d.	Relocation Expenses. In the event that the Company and Quire mutually agree that a relocation of Quire’s principal residence is warranted, Quire will be entitled to relocation benefits in accordance with the Company’s applicable relocation policy then in effect.

The foregoing provisions (a)-(d) are subject to the terms and conditions of any applicable plans and/or policies of the Company, as amended from time to time. You agree to pay any income or other taxes that are required to be paid in connection with your receipt of these benefits.

3. Paid Time Off and Employee Benefits.

During the Employment Term, Quire shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to Quire’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Quire shall be eligible for paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.

4. Business Expenses.

The Company shall reimburse Quire for all reasonable pre-approved business and travel expenses incurred in the performance of Quire’s job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

5. Termination.

a.	Employment at Will. Quire’s employment is “at will,” meaning that either Quire or the Company is entitled to terminate Quire’s employment at any time and for any reason, with or without cause and with or without notice, notwithstanding any contrary representations that may have been made to Quire. The at will nature of Quire’s employment is not altered in any way by this Agreement. The at will nature of Quire’s employment means that the Company can make other changes to the terms and conditions of the employment with Quire (including compensation, benefits, duties, and title) with or without cause or notice. This Agreement will constitute the full and complete understanding between you and the Company on the “at will” nature of your employment, which may be changed only in a writing signed by you and a duly authorized Company officer.

b.	Rights Upon Termination.

1. Termination for Any Reason. Upon the termination of your employment for any reason, you will be entitled to the compensation and benefits earned and the reimbursements described in this Agreement through the date of termination.

1.1 Non-Renewal of this Agreement, Termination For Cause or Without Good Reason.

a)	Your employment hereunder may be terminated upon either your or the Company’s failure to renew the Agreement in accordance with this Agreement or by the Company for Cause or by you without Good Reason. If your employment is terminated or upon either party’s failure to renew the Agreement, by the Company for Cause or by y without Good Reason, you will be entitled to receive:

i.	any accrued but unpaid salary (as described in Section 2(a) or as otherwise agreed by you and the Company in writing, and accrued but unused vacation which shall be paid on the Termination Date (as defined below);

ii.	reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

iii.	such employee benefits, including equity compensation, if any, to which you may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall you be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

b)	If your employment is terminated by you without Cause but for Good Reason, you will be entitled to receive:

i.	all compensation described in Section 5(b)(1.1)(a)(i)-(iii);

c)	In lieu of the definitions of “Good Reason” and “Cause,” the following definitions shall apply, respectively:

i.	“Good Reason” means the occurrence of any of the following events without your prior written consent: (i) the Company (or a successor, if appropriate) requires you to relocate to a facility or location more than fifty (50) miles away from the location at which you were working immediately prior to the required relocation; (ii) a material reduction of the Salary; (iii) a material reduction in your responsibilities, where you do not report directly to the Chief Executive Officer or do not continue to perform the duties of a Chief Revenue Officer; (iv) a diminution in your title or position or (v) a material breach of any of your agreements with the Company, including the failure to make any of the equity award grants set forth in this Agreement; provided, however, that, in each case under sub-clauses (i) through (v) above, any such termination by you shall only be for “Good Reason” if: (1) you give the Company written notice, within ninety (90) days following your knowledge of the first occurrence of the condition(s) that you believe constitute(s) “Good Reason”, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Company Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Company Cure Period.

ii.	“Cause” means the occurrence of any of the following events: (i) your conviction of, or plea of nolo contendere to, any felony (other than a vehicular-related felony); (ii) your commission of, or participation in, intentional acts of fraud or dishonesty against the Company that in either case results in material harm to the business of the Company; (iii) your intentional violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company that in either case results in harm to the business of the Company; (iv) your conduct that constitutes insubordination or neglect of duties and that in either case results in harm to the business of the Company; (v) your intentional refusal to follow the lawful directions of the Chief Executive Officer (other than as a result of physical or mental illness); (vi) your intentional failure to follow the Company’s written policies that are generally applicable to all employees or all officers of the Company and that results in harm to the business of the Company; (vii) failure to perform your duties; or (viii) your disclosure of proprietary or Confidential Information.

iii.	For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business know-how, business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

Quire represents, understands, and agrees that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Quire further represents, understands, and agrees that Confidential Information includes information developed by Quire during the Employment Term as if the Company furnished the same Confidential Information to Quire in the first instance.

1.2 Resignation of All Other Positions. Upon termination of your employment hereunder for any reason, you agree to resign, effective on the last day of employment and shall be deemed to have resigned, from all positions that you hold as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

1.3 Internal Revenue Code Section 280G. If any of the payments or benefits received or to be received by you, including, without limitation, any payment or benefits received in connection with your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, agreement, undertaking, or otherwise (“280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code”) and would, but for this Section, be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company that is consistent with the requirements of Section 409A until no amount payable to you will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced on a pro rata basis.

6. Successors.

a.	Company’s Successors. The terms of this Agreement will be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.

b.	Your Successors. This Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

7. Miscellaneous Provisions.

a.	Modifications and Waivers. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver or discharge is reflected in a writing signed by you (or your authorized representative) and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b.	Whole Agreement. No other arrangements, agreements, representations, or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the exhibits attached hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements relating to such subject matter (including any prior employment agreements) except the Company’s arbitration agreement, any standalone, company-wide policies, any compensation agreements between You and the Company , and any equity or equity-based award agreements.

c.	Choice of Law and Severability. This Section 7(c) does not apply to the Company’s Arbitration Agreement, and to the extent that this Section 7(c) conflicts with the Arbitration Agreement, the provisions contained in the Arbitration Agreement control. Subject to the preceding sentence, this Agreement otherwise shall be interpreted in accordance with the Laws of the State in which you work/last worked without giving effect to provisions governing the choice of Law, and if any provision of this Agreement becomes or is deemed invalid, illegal, or unenforceable in any applicable jurisdiction by reason of the scope, extent, or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance, or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

d.	No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement only to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

e.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f.	Indemnification. You will be indemnified under the Company’s bylaws for acts during your employment, within the scope of your duties, and at the Company’s direction. In the event that the you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”), other than any Proceeding initiated by you or the Company related to any contest or dispute between you and the Company or any of its affiliates with respect to this Agreement or the your employment hereunder, by reason of the fact that you are a director or officer of the Company, or any affiliate of the Company, or are or were serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, you will be indemnified and held harmless by the Company, to the extent permitted under applicable law and the Company’s bylaws, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding. You will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time.

g.	Taxes; Section 409A. All forms of compensation paid to you by the Company, including any payments made pursuant to this Agreement, are subject to reduction (or payment by you, to the extent that additional amounts are required) to reflect applicable deductions, withholdings, and payroll taxes. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company related to tax liabilities arising from your compensation. The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A); provided, however, that nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other entity or person. Any payment to you under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service that would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service or, if earlier, upon your death (to the extent required by Section 409A(a)(2)(B)(i)). Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent any nonqualified deferred compensation subject to Section 409A payable to you could be paid in more than one taxable year depending upon you completing certain employment-related actions, then any such payments will commence or occur in the latest such taxable year to the extent required to avoid the adverse consequences of Section 409A. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The parties agree that if necessary to avoid non-compliance with Section 409A, they will cooperate in good faith to modify the terms of this Agreement or any applicable equity award; provided, that such modification shall endeavor to maintain the economic intent of this Agreement or any such equity award.

h.	Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

8. Your Representations and Warranties.

You represent and warrant to the Company that:

a.	No Conflicts. Your acceptance of employment with the Company and the performance of your duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which you are a party or are otherwise bound.

Your acceptance of employment with the Company and the performance of your duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

b.	Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

c.	Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

d.	Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREES THAT YOU HAVE FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DANIEL QUIRE	KARAT PACKAGING, INC.

By:
Daniel Quire	Name:	Alan Yu
	Title:	Chief Executive Officer